Exhibit 99.1

Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com
Heska Corporation Reports Third Quarter 2022 Results
North America Point of Care Lab Consumables up 11.4%, Consolidated Gross Margin up 180 bps
LOVELAND, CO, November 8, 2022 -- Heska Corporation (NASDAQ: HSKA; “Heska” or the “Company”), a leading global provider of advanced veterinary diagnostic and specialty solutions, reported financial results in two segments (North America and International) for its third quarter ended September 30, 2022. In this release, Point of Care is “POC”, Pharmaceuticals, Vaccines and Diagnostics is “PVD”, Other Vaccines and Pharmaceuticals is “OVP”, and basis points is “bps”.
Third Quarter 2022 and Year Over Year ("YOY") Metrics
$ in millions except Earnings Per Share ("EPS")

	Q3 2022 ($)	Q3 2021 ($)	Q3 (%) YOY
Consolidated Revenue	$61.5	$60.2	2.1%
North America Revenue	$40.3	$37.8	6.7%
International Revenue	$21.2	$22.4	(5.7)%

	Q3 2022 (%)	Q3 2021 (%)	Q3 YOY bps
Consolidated Gross Margin	43.7%	41.9%	180
Net Loss Margin[1]	(0.1)%	(2.6)%	250
Adjusted EBITDA Margin[1,2]	10.3%	9.4%	90

	Q3 2022 ($)	Q3 2021 ($)	Q3 (%) YOY
Net loss attributable to Heska	$(0.4)	$(1.9)	77.0%
Net loss[3]	$(0.1)	$(1.6)	95.1%
Adjusted EBITDA[2]	$6.3	$5.6	12.3%
EPS, Diluted	$(0.04)	$(0.19)	78.9%
Non-GAAP EPS, Diluted[2]	$0.41	$0.20	105.0%
1Net loss margin and adjusted EBITDA margin represents the ratio of net loss before equity in losses of unconsolidated affiliates and adjusted EBITDA, respectively, to revenue. 2See “Use of Non-GAAP Financial Measures” and related reconciliations provided below. 3Net loss represents the "Net loss before equity in losses of unconsolidated affiliates".
Report Highlights
•Consolidated revenue increased 7.1% on a constant currency basis (see “Use of Non-GAAP Financial Measures”) to $61.5 million, led by North America POC Lab Consumables growth of 11.4% and sales in POC Imaging and Informatics.

•Year over year consolidated gross margin: up 180 bps to 43.7%, driven by the International segment expanding approximately 510 bps to 38.4%.
•Strategic initiatives advanced, including new product launches toward commercial rollout and the execution of a definitive agreement to acquire LightDeck Diagnostics (“LightDeck”) to strengthen manufacturing at scale capabilities, to accelerate menu development, and to acquire valuable intellectual property and rights to globally scale the Company's key Element i+® growth platform.
•Received long-awaited USDA authorization October 20th for truRapidTM canine heartworm tests.
Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “In the third quarter, Heska exceeded nearly all profitability targets despite some softness in reported revenue. The profitability performance is clear throughout the release, as we execute on our European products and subscriptions conversion strategy and North America continues to do well. Turning to sales, underlying patient visits trends in North America are showing an upswing, while International reported top-line remains challenged by seasonal, energy inflation, and economy related lower patient visits and budgets, and significant foreign exchange currency impacts that, when combined with our ongoing, purposeful conversion of legacy customers into higher margin, lower unit price subscriptions, drove a 2.7% reduction in constant currency International POC Lab Consumables. Meanwhile, North America POC Lab Consumables sales grew 11.4%, driven by growing Element AIM®, Element POC®, and Heskaview® Telecytology utilization, and price, highlighting the ongoing contributions from our recent innovations and the resiliency of Heska’s expanding customer base.
“As we work to close this year and begin next, our solutions, selling prices and costs, supply chain, innovations pipeline, and team are broadly stronger and much further along in our strategic plan than last year. Heska remains focused on entering 2023 prepared to Win at Scale and Win at Innovation,” continued Mr. Wilson, “Advancing both goals this quarter, Heska is securing major manufacturing-at-scale and R&D capabilities by acquiring LightDeck, the inventor and producer of Heska’s very important Element i+® platform. In addition to a broad menu of already released and popular immunoassay tests, Element i+® is targeted to launch transformative menu in 2023, including our exclusive point of care Nu.Q® Vet Cancer Screening Test recently announced. Further supporting our 2023 consumables growth, in addition to continued success in Element AIM®, is receipt of our long-awaited USDA clearance on October 20th for our truRapidTM canine heartworm product, in advance of the main 2023 selling season and upcoming new, cloud-based AI-powered Practice Information Management Software (“PIMS”) in the first half of 2023. These and several other exciting product and commercial wins on tap for early 2023, combined with a strong subscriptions base, a solid cash position, a great team, several of the industry's newest and most advanced halo products within our broad technology stack, and a wonderful pet healthcare space with ever-increasing focus on diagnostics and data have Heska ready to Win at Scale and Win at Innovation.”
Third Quarter Financial Results
Revenue
North America Segment Revenue

	Q3 2022 ($)	Q3 (%) YOY
North America Revenue	$40.3	6.7%
POC Lab Instruments & Other	$3.6	2.3%
POC Lab Consumables	$19.7	11.4%
POC Imaging & Informatics	$7.7	3.4%
PVD[1]	$5.3	24.3%
OVP[2]	$4.0	(18.2)%
1 "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes Tri-Heart® heartworm and Allercept® allergy testing and therapeutics.
2 "OVP" is Other Vaccines and Pharmaceuticals, which includes contract manufactured products, mainly production animal.
Note: Numbers may not foot due to rounding. North American segment is not materially impacted by fluctuations in foreign exchange rates.
International Segment Revenue

	Q3 2022 ($)	Q3 (%) YOY	Q3 (%) YOY
		Reported	Constant Currency
International Revenue	$21.2	(5.7)%	7.3%
POC Lab Instruments & Other	$3.7	(2.7)%	13.1%
POC Lab Consumables	$9.4	(16.4)%	(2.7)%
POC Imaging & Informatics	$7.2	23.8%	36.3%
PVD[1]	$0.8	(46.1)%	(43.2)%
1"PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes allergy testing and therapeutics.
Note: Numbers may not foot due to rounding. International segment is materially impacted by foreign exchange rates fluctuations; therefore we present the change in constant currency as well. See “Use of Non-GAAP Financial Measures” for definition of constant currency.
Profitability
Consolidated gross margin expanded approximately 180 bps to 43.7%. International gross margin increased approximately 510 bps to 38.4%, largely driven by the continued execution of ongoing product rationalization efforts to replace lower margin legacy products acquired during the 2020 acquisition of scil Animal Care Company, particularly within POC Lab. The addition of PIMS and other software applications to our product portfolio from our acquisition of VetZ earlier this year favorably impacted gross margin. North America gross margin experienced slight compression of approximately 50 bps to 46.5%, due to product mix and as expected as we continue to install instrument placements of Element AIM®.
Consolidated operating margin improved approximately 290 bps to negative 1.1%. Currency favorably impacted gross margin approximately 50 bps and consolidated operating margin approximately 30 bps.

Adjusted EBITDA margin, which excludes stock-based compensation and acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations, grew approximately 90 bps (50 bps on a constant currency basis) driven by gross margin gains, partially offset by increased operating costs from investment in growth and new technologies like cloud-based PIMS and new truRapidTM portfolio.
Liquidity
We continue to demonstrate a strong liquidity position with cash of $161.1 million.
2022 Updated Outlook
This year's challenges in foreign exchange, inflation, interest rates, labor constraints, supply chain, pandemic-era comparisons, pet patient visit trends, delayed regulatory approvals, and the slower-than-expected launch of truRapidTM single use tests and Element AIM® into Europe and other channels have all combined into headwinds to reaching our 2022 Outlook. We are updating our 2022 Updated Outlook to reflect the accumulation of these factors year to date.
•Reported revenue approximately in line with the prior year and up approximately 5% in constant currency.
•North America POC Lab Consumables revenue growth rate of approximately 8%-10% vs prior year.
•International POC Lab Consumables revenue decline of 11%-13% vs prior year on a reported basis, roughly in line with prior year on a constant currency basis.
•Gross margin of 43%-44% and adjusted EBITDA margin at approximately 11%.
Earnings Conference Call
Heska management will host a conference call on November 8, 2022 at 9:00 a.m. MT (11:00 a.m. ET) to discuss the Company’s third quarter 2022 financial results. The call may be accessed by dialing 1-800-239-9838 within the United States and 1-323-794-2551 outside of the United States and referencing conference identification number 7035658. The call will also be webcast online at https://ir.heska.com/events/. A telephonic replay of the conference call will be available through November 22, 2022. The replay may be accessed by dialing 1-844-512-2921 within the United States or 1-412-317-6671 outside of the United States and referencing replay identification number 7035658. The webcast will be archived on the Company’s website for 90 days.
About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare solutions through its two business segments: North America and International.

Both segments include Point of Care Lab testing instruments and consumables, single-use offerings such as in-clinic diagnostic tests, digital imaging products, software and services, data services, allergy testing and immunotherapy, and heartworm preventive products. The North America segment also includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health. For more information, please visit www.heska.com.
Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales, sales split percentages, sales geography percentages, market share, and strategic goals, and the anticipated benefits of the scil, Lacuna, BiEsseA, Biotech, VetZ, and potential LightDeck acquisitions. Such statements are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties related to the ability to achieve the anticipated benefits of recent acquisitions; supplier availability; competing suppliers; any product's ability to performed and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the impact of foreign exchange rates, inflation, interest rates, and labor constraints; the Company’s ability to integrate the acquired businesses within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the impact of the COVID-19 pandemic on our business, results of operations and financial condition; the success of third parties in marketing our products; our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our dependence on third parties to successfully develop new products; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; and our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K.

Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present third quarter and year to date 2022 and 2021 EBITDA (net (loss)

income before income taxes, interest, depreciation and amortization), Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP earnings per share, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

Constant currency is a non-GAAP measure utilized by Heska management to measure performance, excluding the impact of translational movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar, we utilize a constant currency measure as an additional metric to evaluate performance without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange by translating our current period local currency results throughout the year at the average exchange rates during the respective prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue, net	$61,492	$60,240	$190,969	$185,671
Cost of revenue	34,616	34,996	107,621	107,685
Gross profit	26,876	25,244	83,348	77,986

Operating expenses:
Selling and marketing	11,280	10,785	35,042	34,141
Research and development	2,382	1,955	17,164	5,089
General and administrative	13,885	14,937	48,811	40,867
Total operating expenses	27,547	27,677	101,017	80,097
Operating loss	(671)	(2,433)	(17,669)	(2,111)
Interest and other expense (income), net	241	(30)	1,080	1,075
Net loss before taxes and equity in losses of unconsolidated affiliates	(912)	(2,403)	(18,749)	(3,186)
Income tax (benefit) expense:
Current income tax expense (benefit)	235	(63)	450	614
Deferred income tax benefit	(1,069)	(750)	(4,625)	(4,043)
Total income tax benefit	(834)	(813)	(4,175)	(3,429)

Net (loss) income before equity in losses of unconsolidated affiliates	(78)	(1,590)	(14,574)	243
Equity in losses of unconsolidated affiliates	(358)	(308)	(1,094)	(837)
Net loss attributable to Heska Corporation	$(436)	$(1,898)	$(15,668)	$(594)

Basic loss per share attributable to Heska Corporation	$(0.04)	$(0.19)	$(1.52)	$(0.06)
Diluted loss per share attributable to Heska Corporation	$(0.04)	$(0.19)	$(1.52)	$(0.06)

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	10,368	10,195	10,330	9,949
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	10,368	10,195	10,330	9,949

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2022	2021

ASSETS
Current Assets:
Cash and cash equivalents	$161,074	$223,574
Accounts receivable, net of allowance for losses of $1,130 and $874, respectively	26,415	27,995
Inventories	57,477	49,361
Net investment in leases, current, net of allowance for losses of $149 and $137, respectively	6,898	6,175
Prepaid expenses	5,269	5,244
Other current assets	5,681	7,206
Total current assets	262,814	319,555

Property and equipment, net	31,059	33,413
Operating lease right-of-use assets	6,810	5,198
Goodwill	129,960	118,826
Other intangible assets, net	60,435	56,705
Deferred tax asset, net	23,763	19,429
Net investment in leases, non-current	23,782	20,128
Investments in unconsolidated affiliates	4,330	5,424
Related party convertible note receivable, net	3,015	6,800
Promissory note receivable from investee, net	13,196	8,448
Other non-current assets	10,903	10,146
Total assets	$570,067	$604,072

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$14,749	$15,374
Accrued liabilities	14,292	19,424
Operating lease liabilities, current	2,681	2,227
Deferred revenue, current, and other	4,869	6,901
Total current liabilities	36,591	43,926

Convertible note, non-current, net	84,357	84,034
Notes payable	13,515	15,900
Deferred revenue, non-current	3,603	3,854
Operating lease liabilities, non-current	4,713	3,509
Deferred tax liability	15,436	12,667
Other liabilities	3,953	4,328
Total liabilities	162,168	168,218

Total stockholders' equity	407,899	435,854
Total liabilities and stockholders' equity	$570,067	$604,072

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net (loss) income(1)	$(78)	$(1,590)	$(14,574)	$243
Income tax benefit	(834)	(813)	(4,175)	(3,429)
Interest expense, net	315	439	1,111	1,425
Depreciation and amortization	3,501	3,404	10,327	10,084
EBITDA	$2,904	$1,440	$(7,311)	$8,323
Acquisition related and other non-recurring/extraordinary costs(2)	1,464	(896)	17,092	121
Stock-based compensation	2,321	5,404	12,311	14,861
Equity in losses of unconsolidated affiliates	(358)	(308)	(1,094)	(837)
Adjusted EBITDA	$6,331	$5,640	$20,998	$22,468
Net (loss) income margin(3)	(0.1)%	(2.6)%	(7.6)%	0.1%
Adjusted EBITDA margin(3)	10.3%	9.4%	11.0%	12.1%

(1) Net (loss) income used for reconciliation represents the "Net (loss) income before equity in losses of unconsolidated affiliates."

(2) To exclude the effect of acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations of $1.5 million charge and $17.1 million charge for the three and nine months ending September 30, 2022, and $0.9 million benefit and $0.1 million charge for the three and nine months ending September 30, 2021. The costs for the three months ended September 30, 2022 are primarily due to acquisition related charges. The costs for the nine months ended September 30, 2022 were incurred primarily as a result of the $3.5 million provision for credit losses for a convertible note receivable, the $0.5 million mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable, and a $10.0 million licensing payment. The remainder of the costs in both periods were incurred as a result of acquisition related charges.

(3) Net (loss) income margin and adjusted EBITDA margin are calculated as the ratio of net (loss) income and adjusted EBITDA, respectively, to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET (LOSS) INCOME PER DILUTED SHARE
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net (loss) income attributable to Heska per diluted share	$(0.04)	$(0.19)	$(1.52)	$(0.06)
Acquisition related and other non-recurring/extraordinary costs(1)	0.14	(0.08)	1.62	0.01
Amortization of acquired intangibles(2)	0.14	0.15	0.51	0.45
Purchase accounting adjustments related to inventory and fixed asset step-up(3)	0.05	0.01	0.16	0.03
Stock-based compensation	0.22	0.51	1.17	1.44
Loss on equity investee transactions	0.03	0.03	0.10	0.08
Estimated income tax effect of above non-GAAP adjustments(4)	(0.13)	(0.23)	(1.02)	(0.68)
Non-GAAP net income per diluted share	$0.41	$0.20	$1.02	$1.27

Shares used in non-GAAP diluted per share calculations	10,508	10,580	10,549	10,321

(1) To exclude the effect of acquisition related costs, non-recurring items and extraordinary charges not indicative of ongoing operations of $1.5 million charge and $17.1 million charge for the three and nine months ending September 30, 2022, and $0.9 million benefit and $0.1 million charge for the three and nine months ending September 30, 2021. The costs for the three months ended September 30, 2022 are primarily due to acquisition related charges. The costs for the nine months ended September 30, 2022 were incurred primarily as a result of the $3.5 million provision for credit losses for a convertible note receivable, the $0.5 million mark-to-market adjustment of the fair value of the embedded derivative on the convertible note receivable, and a $10.0 million licensing payment. The remainder of the costs in both periods were incurred as a result of acquisition related charges.

(2) To exclude the effect of amortization of acquired intangibles of $1.4 million and $5.4 million in the three and nine months ending September 30, 2022, compared to $1.6 million and $4.6 million in the three and nine months ending September 30, 2021. These costs were incurred as part of the purchase accounting adjustments for recent acquisitions.

(3) To exclude the effect of purchase accounting adjustments for inventory step up amortization of $0.6 million and $1.7 million for the three and nine months ending September 30, 2022, compared to $0.1 million and $0.3 million in the three and nine months ending September 30, 2021.

(4) Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition related, non-recurring and extraordinary costs (excluding items which are not deductible for tax of $0 and $0.1 million expense for the three and nine months ending September 30, 2022, respectively, compared to $0.7 million benefit and $0.6 million benefit for the three and nine months ending September 30, 2021, respectively), amortization of acquired intangibles, purchase accounting adjustments, amortization of debt discount and issuance costs, and stock-based compensation. This incorporates the discrete tax expense related to stock-based compensation of $0.2 million and benefit of $0.3 million for the three and nine months ending September 30, 2022, respectively, compared to benefits of $0.7 million and $1.7 million for the three and nine months ending September 30, 2021, respectively. This also includes the tax benefits related to R&D tax credit of $0.1 million and $1.1 million for the three and nine months ending September 30, 2022, respectively, compared to $0 for each of the three and nine months ending September 30, 2021 respectively. Adjusted effective tax rates are approximately 25% for both periods presented.